Exhibit 10.4

AMENDMENT TO SEVERANCE AGREEMENT

This Amendment to the Severance Agreement entered into September 8, 2003 and previously amended on December 15, 2005 (collectively, the “Severance Agreement”) between Paula Kruger (“Executive”)  and Qwest Services Corporation, nka Qwest Corporation (“Company”) is made and entered into on September       , 2008, between the Executive and Company.

WITNESSETH THAT:

Whereas, THE PARTIES PREVIOUSLY ENTERED INTO a Severance Agreement pertaining to the employment of the Executive by the Company; and

WHEREAS, the parties desire to amend the Severance Agreement in certain respects as set forth herein;

NOW, THEREFORE, in consideration of Executive’s agreement to sign the Waiver and Release Agreement attached to her Severance Agreement as Attachment A (“Waiver”) and the mutual covenants and agreements set forth below, the Executive and Company hereby amend the Severance Agreement as follows:

1.             The definition of “Standard Severance Amount,” in paragraph 3.b(1) is amended by adding the following sentence at the end of the paragraph:

Company will pay up to $20,000 for outplacement services by a vendor of Executive’s choice, through December 31, 2009.  Company will pay the vendor directly.  All requests for payment must be made by the vendor by October 31, 2009 in order to ensure that payment is completed by December 31, 2009.

2.             The Severance Agreement remains in full force and effect, including the requirement that Executive sign the Waiver in order to be eligible for any severance benefits, including the outplacement services included in paragraph 1, above.

QWEST CORPORATION:

Edward A. Mueller	Date
Chief Executive Officer

EXECUTIVE:

Paula Kruger	Date